Exhibit 99.1

March 22, 2023
CorEnergy Provides Update on Asset Sales

KANSAS CITY, Mo.--(BUSINESS WIRE)-- CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that it has retained an advisor for the sale its MoGas and Omega systems and that the process has generated a number of highly interested and qualified participants. Given the level of interest, the Company expects to close the sale by early Q3 2023.

“We anticipate net proceeds from the sale of our MoGas and Omega systems will be sufficient to repay our bank facility in full. We also expect that the remaining proceeds, combined with a new credit facility and operating cash flow, will enable us to retire a material percentage of our outstanding convertible debt prior to maturity. Additionally, we are pursuing the sale of underutilized real estate with proceeds expected to be available for continued deleveraging,” said Dave Schulte, Chairman and Chief Executive Officer.

“Given the recent volume shifts in the California crude oil market, our regulated pipelines are presently earning below what the California PUC considers fair and reasonable returns. We have filed appropriate tariff increases to address these volume changes and begun collection of the first 10% increase as the balance of our proposed increase undergoes the CPUC review process. We believe that these proposed rate increases will restore our profitability, enabling us to repay any accumulated preferred dividend, resume quarterly preferred dividends and re-start our common dividend,” Schulte concluded.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) is a real estate investment trust that owns and operates regulated natural gas transmission and distribution lines and crude oil transmission pipelines and associated rights-of-way. For more information, please visit corenergy.reit.

Forward-Looking Statements

With the exception of historical information, certain statements contained in this press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to the potential sale of our MoGas and Omega systems and use of proceeds therefrom, our ability to execute on our business strategy of restoring our cost of services, the expected results of tariff increase requests and our ability to pay future dividends. Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including that the final bids for the sale of MoGas and Omega might

Exhibit 99.1
be less than expected or the sales might not be completed, we might not receive our requested tariff increases, we might have further cost increases and volume reductions beyond those projected in our tariff requests, we may not be able to resume paying future dividends at past levels or at all, and those additional factors discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any dividends paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants and other applicable requirements.

CorEnergy Infrastructure Trust, Inc.
Investor Relations
Jeff Teeven or Matt Kreps
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.